SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
June 24, 2005

MedImmune, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19131	52-1555759
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification No.)
incorporation or organization)

One MedImmune Way, Gaithersburg, MD 20878
(Address of principal executive offices) (Zip Code)

        Registrant’s telephone number, including area code (301) 398-0000

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

        In January 1998, MedImmune, Inc. (the “Company”) and Celltech R&D Ltd. (“Celltech”) entered into a license agreement under the terms of which Celltech granted to the Company a worldwide license to certain intellectual property. In January 2004, the Company filed a declaratory judgment action in the United States District Court for the District of Columbia against Celltech concerning U.S. Patent No. 6,632,927 B2 (the “Adair Patent”) alleging patent invalidity and non-infringement with regard to Synagis. The Adair Patent was issued on October 14, 2003. On March 12, 2004, Celltech moved to dismiss the non-infringement portion of the Company’s complaint, asserting that the courts of England have exclusive jurisdiction over the non-infringement claim pursuant to the January 1998 license agreement. That motion was granted on November 30, 2004. On March 22, 2004, Celltech filed an action in the U.K. High Court of Justice, Chancery Division, Patents Court against the Company based on the same Adair Patent seeking payment of a royalty based on net sales of Synagis made or sold in the U.S. pursuant to the January 1998 license agreement. To date, the Company has not made any royalty payments to Celltech under the January 1998 license agreement.

        On June 24, 2005, the Company and Celltech entered into a Variation Agreement amending the January 1998 license agreement which settled the two actions described above. Under the terms of the amended license agreement, the Company will pay to Celltech a royalty based on net sales of Synagis made or sold in the U.S. The amended license agreement provides that the Company is not obligated to pay royalties on sales of Synagis before July 1, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     MEDIMMUNE, INC.

By: /s/: Lota S. Zoth —————————————— Lota S. Zoth Senior Vice President and Chief Financial Officer

Date: June 30, 2005